                                                                    EXHIBIT 99.1


(HCA LOGO)                                                          NEWS
--------------------------------------------------------------------------------

                                                           FOR IMMEDIATE RELEASE

INVESTOR CONTACT:                                               MEDIA CONTACT:
Mark Kimbrough                                                  Jeff Prescott
(615) 344-2688                                                  (615) 344-5708


                     HCA REPORTS 2004 THIRD QUARTER RESULTS

NASHVILLE, TENN., OCTOBER 22, 2004 - HCA (NYSE: HCA) today announced consolidated revenues for the quarter ended September 30, 2004 increased 5.9 percent to $5.8 billion from $5.5 billion in the third quarter of 2003. Net income totaled $227 million, or $0.47 per diluted share, compared to $306 million, or $0.61 per diluted share, in 2003. The quarterly results include an estimated adverse net income impact from hurricanes Charley, Frances, Ivan and Jeanne of $40 million, or $0.05 per diluted share. Third quarter results also include an asset impairment charge of $12 million, or $0.02 per diluted share, associated with the planned closure of San Jose Medical Center, San Jose, CA.

During the third quarter of 2004, virtually all of HCA's 40 Florida hospitals and 28 surgery centers encountered disruption as the state coped with successive hurricanes Charley, Frances, Ivan and Jeanne. The effects of hurricane-related power outages, physician and patient dislocation due to evacuations, cancelled inpatient and outpatient surgeries, loss of ICU admissions/days, canceled outpatient visits, employee assistance, preparation costs for facilities that were bracing for impact, transfers of patients between hospitals, and property damage and repairs are estimated to have cost the Company $40 million, or $0.05 per diluted share, net of estimated recoveries from its insurers of $15 million. The Company is insured for property damage and business interruption with a 5 percent per location deductible and a $10 million overall corporate deductible.

The Company's 28 surgery centers located in Florida experienced disruption due to the storms as scheduled surgical procedures were postponed or canceled in anticipation of the hurricanes' impact. Following landfall of the hurricanes, power outages and property damage delayed the opening of many surgery centers. In the month of September, surgical volume for HCA's Florida surgery centers decreased 13.2 percent to 6,484 surgeries compared to 7,468 surgeries in September 2003.

HCA's Florida operations comprise approximately 25 percent of the Company's revenue. Operating results for the Florida facilities during the month of September diminished as Florida prepared for the arrival and responded to the aftermath of the storms. September results for the Company's Florida hospitals include a reduction in admissions of 0.3 percent as compared to the prior year's September. For the eight months ended August 31, 2004, admissions in our Florida hospitals increased 2.8 percent. Florida hospital revenues totaled $462 million in September 2004 compared to $454 million in September 2003, an increase of only 1.9 percent. For the eight months ended August 31, 2004, our Florida hospitals revenues grew 8.9 percent.

Same facility revenues rose 5.9 percent in the third quarter of 2004, same facility revenue per equivalent admission increased 4.5 percent, same facility admissions increased 0.9 percent and same facility equivalent admissions increased 1.3 percent, compared to the third quarter of 2003. Same facility surgical volume increased 1.2 percent in the third quarter of 2004.

The Company's provision for doubtful accounts in the third quarter of 2004 totaled $688 million, or 11.9 percent of revenues, compared to $566 million, or
10.3 percent of revenues, in the third quarter of 2003 due to a continuation of trends associated with growth of uninsured and self pay accounts and a deterioration of the collectability of these accounts.

Same facility uninsured emergency room visits rose 11.4 percent in the third quarter of 2004, while same facility uninsured admissions rose 7.2 percent compared to the third quarter of 2003. Same facility uninsured emergency room visits accounted for 20.8 percent of total emergency room visits and same facility uninsured admissions accounted for 4.9 percent of total admissions in the third quarter of 2004. The Company's health care facilities provided $228 million of charity care and discounts to the uninsured during the third quarter of 2004, consistent with the third quarter of 2003. Medicare regulatory changes, effective October 1, 2003, resulted in a $36 million ($0.05 per diluted share) reduction in the Company's Medicare operating outlier payments (from $65 million in the third quarter of 2003 to $29 million in the third quarter of 2004). The lower outlier payments resulted in a 60 basis point reduction in the Company's revenue per equivalent admission growth in the quarter.

During the third quarter of 2004, same facility outpatient surgeries increased
0.7 percent. Included in this statistic are ambulatory surgery volumes, which increased 0.9 percent, and hospital based outpatient surgeries, which increased
0.7 percent. Same facility emergency room visits increased 1.9 percent during the third quarter of 2004 compared to the same period of 2003.

Revenues for the nine months ended September 30, 2004 were $17.6 billion compared to $16.2 billion in 2003. Net income totaled $924 million, or $1.88 per diluted share, compared to $1.015 billion, or $1.98 per diluted share, for the nine months ended September 30, 2003.

The Company's cash flow from operations increased to $1.056 billion for the third quarter of 2004 from $285 million in 2003. During the third quarter of 2003, the Company made settlement payments to the Federal government of $680 million. Capital expenditures, excluding acquisitions, totaled $338 million in the third quarter of 2004 and totaled $1.125 billion for the nine months ended September 30, 2004.

At September 30, 2004, the Company's balance sheet reflected total debt of $8.3 billion, stockholders equity (including common and minority equity) of $7.3 billion and total assets of $21.3 billion. HCA's ratio of debt-to-debt plus common and minority equity was 53.2 percent at September 30, 2004 compared to
55.8 percent at December 31, 2003.

Subsequent to the end of the quarter, HCA's Board of Directors approved the initiation of a modified "Dutch" auction tender offer to purchase up to 61,000,000 shares of its outstanding common stock at a price not greater than $41.00 nor less than $35.00 per share net to the seller in cash, without interest and as specified in the offer to purchase relating to the tender offer distributed to shareholders. HCA has obtained a commitment letter from JP Morgan for $2.25 billion in credit facilities, a portion of which will be used to finance the tender offer. In addition, HCA has obtained a commitment letter from JP Morgan and Merrill Lynch for a $1.5 billion short-term loan facility which will also be used to finance the tender offer. Accordingly, the tender offer will be conditioned upon receipt of this financing pursuant to the terms and conditions contained in the commitment letters and on terms satisfactory to HCA on or prior to the expiration date of the tender offer, and on other customary conditions. The tender offer commenced on October 13, 2004 and will expire, unless extended, at 12:00 midnight, New York City time, on Wednesday, November 10, 2004.

"The tender offer is consistent with the Company's commitment to enhancing shareholder value and reflects our confidence in the long-term future of HCA," stated Jack O. Bovender, Jr., HCA Chairman and CEO. "The tender offer represents an opportunity for the Company to deliver value to shareholders who elect to tender their shares, while at the same time increasing the proportional ownership of non-tendering shareholders in HCA. We believe the Company possesses the financial strength to successfully complete the tender offer and the related borrowings without jeopardizing our strong commitment to future capital investments in our existing hospitals and communities."

The Company repurchased 14.5 million shares of its common stock at a cost of $600 million (average cost of $41.45 per share) during the nine months ended September 30, 2004. Since 1997, HCA has repurchased approximately 249 million shares at a cost of $7.5 billion (average cost of $30.20 per share). HCA had approximately 483 million shares outstanding at September 30, 2004.

As noted in our preview of third quarter results last week, the Company now believes that its 2004 earnings will range from $2.40 to $2.45 per diluted share. Fourth quarter earnings are expected to approximate $0.52 to $0.57 per diluted share, which includes an estimated adverse financial impact of approximately $15 million, pretax, due to the effects of the recent hurricanes.

The Company's newly issued earnings guidance for 2005 is an anticipated range of $2.75 to $2.90 per diluted share. Included in the guidance for 2005 is an estimated $0.14 to $0.21 per diluted share benefit from the $2.5 billion share repurchase (fewer shares outstanding partially offset by higher interest expense), which will vary depending on the final results of the tender offer. While the Company is unable to specifically estimate the longer-term impact of the hurricanes' residual effects, the Company's 2005 earnings guidance range reflects continuing physician dislocation and general economic disruption in some of its Florida markets and potential reduction in seasonal volumes.

At September 30, 2004, the Company operated 190 hospitals and 91 freestanding surgery centers (including 7 hospitals and 10 freestanding surgery centers owned through equity method joint ventures) located in 23 states, London, England and Geneva, Switzerland compared to 190 hospitals and 82 freestanding surgery centers (including 7 hospitals and 4 freestanding surgery centers owned through equity method joint ventures) at September 30, 2003.

HCA will host a conference call for investors at 9:00 a.m. CDT (10:00 a.m. EDT) today. All interested investors are invited to access a live audio broadcast of the call via webcast. The broadcast also will be available on a replay basis beginning this afternoon and for the next year. The webcast can be accessed at http://www.firstcallevents.com/service/ajwz409747035gf12.html



                                      -30-


This press release contains forward-looking statements based on current management expectations. Those forward-looking statements include all statements regarding our estimated results of operations for future periods and all statements other than those made solely with respect to historical fact. Numerous risks, uncertainties and other factors may cause actual results to differ materially from those expressed in any forward-looking statements. These factors include, but are not limited to (i) the number of shares tendered and the price at which the Company determines to purchase shares in the tender offer, (ii) availability and cost of adequate financing on terms acceptable to the Company, including the ability of the Company to successfully refinance its existing credit facility and to borrow approximately $2.5 billion pursuant to the terms and conditions of the commitment letters and on terms satisfactory to us, (iii) increases in the amount and risk of collectability of uninsured accounts and deductibles and co-pay amounts for insured accounts, (iv) the ability to achieve operating and financial targets and achieve expected levels of patient volumes and control the costs of providing services, (v) the highly competitive nature of the health care business, (vi) the continuing impact of the hurricanes on the Company's Florida facilities and the ability to obtain recoveries under the Company's insurance policies, (vii) the efforts of insurers, health care providers and others to contain health care costs, (viii) possible changes in the Medicare and Medicaid programs that may impact reimbursements to health care providers and insurers, (ix) the ability to attract and retain qualified management and personnel, including affiliated physicians, nurses and medical support personnel, (x) potential liabilities and other claims that may be asserted against the Company, (xi) fluctuations in the market value of the Company's common stock, (xii) the impact of the Company's charity care and self-pay discounting policy changes, (xiii) changes in accounting practices, (xiv) changes in general economic conditions,

(xv) future divestitures which may result in charges, (xvi) changes in revenue mix and the ability to enter into and renew managed care provider arrangements on acceptable terms, (xvii) the availability and terms of capital to fund the expansion of the Company's business, (xviii) changes in business strategy or development plans, (xix) delays in receiving payments for services provided,
(xx) the possible enactment of Federal or state health care reform, (xxi) the outcome of pending and any future tax audits and litigation associated with the Company's tax positions, (xxii) the outcome of the Company's continuing efforts to monitor, maintain and comply with appropriate laws, regulations, policies and procedures and the Company's corporate integrity agreement with the government, (xxiii) changes in Federal, state or local regulations affecting the health care industry, (xxiv) the ability to successfully integrate the operations of Health Midwest, (xxv) the ability to develop and implement the payroll and human resources information system within the expected time and cost projections and, upon implementation, to realize the expected benefits and efficiencies, and
(xxvi) other risk factors detailed in the Company's filings with the SEC. Many of the factors that will determine the Company's future results are beyond the ability of the Company to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management's views only as of the date hereof. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

All references to "Company" and "HCA" as used throughout this document refer to HCA Inc. and its affiliates.

                                    HCA INC.
                    CONDENSED CONSOLIDATED INCOME STATEMENTS
                                  THIRD QUARTER
                 (Dollars in millions, except per share amounts)



                                                                       2004                    2003
                                                               -------------------     ------------------
                                                                 Amount      Ratio      Amount      Ratio
                                                               ---------     -----     --------     -----
Revenues ................................................      $  5,792      100.0%    $  5,471     100.0%

Salaries and benefits ...................................         2,350       40.6        2,189      40.0
Supplies ................................................           966       16.7          882      16.1
Other operating expenses ................................           984       17.0          952      17.5
Provision for doubtful accounts .........................           688       11.9          566      10.3
Gains on investments ....................................           (24)      (0.4)          (1)       --
Equity in earnings of affiliates ........................           (49)      (0.9)         (52)     (1.0)
Depreciation and amortization ...........................           314        5.4          283       5.3
Interest expense ........................................           138        2.4          127       2.3
Gains on sales of facilities ............................            --         --          (10)     (0.2)
Impairment of long-lived assets .........................            12        0.2           --        --
Investigation related costs .............................            --         --            3        --
                                                               -------------------     ------------------

                                                                  5,379       92.9        4,939      90.3
                                                               -------------------     ------------------

Income before minority interests and income taxes .......           413        7.1          532       9.7

Minority interests in earnings of consolidated entities .            46        0.8           34       0.6
                                                               -------------------     ------------------

Income before income taxes ..............................           367        6.3          498       9.1

Provision for income taxes ..............................           140        2.4          192       3.5
                                                               -------------------     ------------------

     Net income .........................................      $    227        3.9     $    306       5.6
                                                               ===================     ==================

Diluted earnings per share ..............................      $   0.47                $   0.61

Shares used in computing diluted earnings per share (000)       488,484                 505,612

                                    HCA INC.
                    CONDENSED CONSOLIDATED INCOME STATEMENTS
              FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2004 AND 2003
                (Dollars in millions, except per share amounts)



                                                                      2004                2003
                                                               ----------------     ----------------
                                                                Amount    Ratio      Amount    Ratio
                                                               --------   -----     --------   -----
Revenues ................................................      $ 17,562   100.0%    $ 16,211   100.0%

Salaries and benefits ...................................         7,017    40.0        6,463    39.9
Supplies ................................................         2,913    16.6        2,597    16.0
Other operating expenses ................................         2,826    16.0        2,731    16.8
Provision for doubtful accounts .........................         2,043    11.6        1,571     9.7
Gains on investments ....................................           (52)   (0.3)          --      --
Equity in earnings of affiliates ........................          (148)   (0.8)        (163)   (1.0)
Depreciation and amortization ...........................           932     5.3          822     5.1
Interest expense ........................................           409     2.3          364     2.2
Gains on sales of facilities ............................            --      --          (85)   (0.5)
Impairment of long-lived assets .........................            12     0.1          130     0.8
Investigation related costs .............................            --      --            8     0.1
                                                               ----------------     ----------------

                                                                 15,952    90.8       14,438    89.1
                                                               ----------------     ----------------

Income before minority interests and income taxes .......         1,610     9.2        1,773    10.9

Minority interests in earnings of consolidated entities .           119     0.7          120     0.7
                                                               ----------------     ----------------

Income before income taxes ..............................         1,491     8.5        1,653    10.2

Provision for income taxes ..............................           567     3.2          638     3.9
                                                               ----------------     ----------------

     Net income .........................................      $    924     5.3     $  1,015     6.3
                                                               ================     ================

Diluted earnings per share ..............................      $   1.88             $   1.98

Shares used in computing diluted earnings per share (000)       492,113              514,077

                                    HCA INC.
                   SUPPLEMENTAL OPERATING RESULTS INFORMATION
                 (Dollars in millions, except per share amounts)

                                                                                   THIRD QUARTER                 YEAR TO DATE
                                                                               ----------------------       ----------------------
                                                                                 2004          2003           2004         2003
                                                                               --------      --------       --------      --------
Revenues ................................................................      $  5,792      $  5,471       $ 17,562      $ 16,211

Net income ..............................................................      $    227      $    306       $    924      $  1,015
        Gains on sales of facilities (net of tax) .......................            --            (7)            --           (49)
        Impairment of long-lived assets (net of tax) ....................             8            --              8            79
        Investigation related costs (net of tax) ........................            --             3             --             6
                                                                               ----------------------       ----------------------
Net income, excluding gains on sales of facilities, impairment of
  long-lived assets and investigation related costs (a) .................           235           302            932         1,051
        Depreciation and amortization ...................................           314           283            932           822
        Interest expense ................................................           138           127            409           364
        Minority interests in earnings of consolidated entities .........            46            34            119           120
        Provision for income taxes ......................................           144           189            571           655
                                                                               ----------------------       ----------------------

Adjusted EBITDA (a) .....................................................      $    877      $    935       $  2,963      $  3,012
                                                                               ======================       ======================

Diluted earnings per share:
        Net income ......................................................      $   0.47      $   0.61       $   1.88      $   1.98
        Gains on sales of facilities ....................................            --         (0.01)            --         (0.09)
        Impairment of long-lived assets .................................          0.02            --           0.02          0.15
                                                                               ----------------------       ----------------------
             Net income, excluding gains on sales of facilities,
               impairment of long-lived assets and investigation
               related costs (a) ........................................      $   0.49      $   0.60       $   1.90      $   2.04
                                                                               ======================       ======================

Shares used in computing diluted earnings per share (000) ...............       488,484       505,612        492,113       514,077

------------------

(a) Net income, excluding gains on sales of facilities, impairment of long-lived assets and investigation related costs, and adjusted EBITDA are non-GAAP financial measures. The Company believes that net income, excluding certain measures required to be disclosed by GAAP, and adjusted EBITDA are important operating measures that supplement discussions and analysis of the Company's results of operations. The Company believes that it is useful to investors to provide disclosures of its results of operations on the same basis as that used by management. HCA's management relies upon net income, excluding certain measures required to be disclosed by GAAP, and adjusted EBITDA as the primary measures to review and assess operating performance of its hospital facilities and their management teams.

         Management and investors review both the Company's overall performance (including net income, excluding certain measures required to be disclosed by GAAP, GAAP net income and GAAP EPS) and the operating performance of the Company's health care facilities (adjusted EBITDA). Adjusted EBITDA and the adjusted EBITDA margin (adjusted EBITDA divided by revenues) are utilized by management and investors to compare the Company's current operating results with the corresponding periods during the previous year and to compare the Company's operating results with other companies in the health care industry. The Company recorded asset impairment charges during the third quarters of 2004 and 2003, gains on sales of facilities during the third quarter of 2003 and nine months ended September 30, 2003 and investigation related costs during the third quarter of 2003 and nine months ended September 30, 2003. It is reasonable to expect that asset impairment charges and gains on sales of facilities will occur in future periods, but the amounts recognized for these items can vary significantly from quarter to quarter, do not directly relate to the ongoing operations of the Company's health care facilities and complicate quarterly comparisons of the Company's results of operations and operations comparisons with other health care companies. In addition, the Company does not currently expect to incur investigation related costs in future periods.

         Net income, excluding certain measures required to be disclosed by GAAP, and adjusted EBITDA are not measures of financial performance under accounting principles generally accepted in the United States, and should not be considered as alternatives to net income as a measure of operating performance or to cash flows from operating, investing and financing activities as a measure of liquidity. Because net income, excluding certain measures required to be disclosed by GAAP, and adjusted EBITDA are not measurements determined in accordance with generally accepted accounting principles and are susceptible to varying calculations, net income, excluding certain measures required to be disclosed by GAAP, and adjusted EBITDA, as presented, may not be comparable to other similarly titled measures presented by other companies.

                                    HCA INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                              (Dollars in millions)

                                                               SEPTEMBER 30,       JUNE 30,       DECEMBER 31,
                                                                   2004             2004              2003
                                                               -------------      ---------       ------------
                                      ASSETS
Current assets:
     Cash and cash equivalents ............................      $     300        $     120        $     115
     Accounts receivable, net .............................          2,983            3,113            3,095
     Inventories ..........................................            544              541              520
     Deferred income taxes ................................            675              573              534
     Other ................................................            290              385              558
                                                                 ---------        ---------        ---------

          Total current assets ............................          4,792            4,732            4,822

Property and equipment, at cost ...........................         19,605           19,346           18,685
Accumulated depreciation ..................................         (8,308)          (8,081)          (7,620)
                                                                 ---------        ---------        ---------
                                                                    11,297           11,265           11,065

Investments of insurance subsidiary .......................          1,941            1,866            1,790
Investments in and advances to affiliates .................            498              508              527
Goodwill ..................................................          2,498            2,496            2,481
Deferred loan costs .......................................             73               76               75
Other .....................................................            233              236              303
                                                                 ---------        ---------        ---------

                                                                 $  21,332        $  21,179        $  21,063
                                                                 =========        =========        =========

                       LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Accounts payable .....................................      $     757        $     746        $     877
     Accrued salaries .....................................            576              537              510
     Other accrued expenses ...............................          1,404            1,140            1,116
     Long-term debt due within one year ...................            728              710              665
                                                                 ---------        ---------        ---------

          Total current liabilities .......................          3,465            3,133            3,168

Long-term debt ............................................          7,549            7,961            8,042
Professional liability risks ..............................          1,280            1,270            1,314
Deferred income taxes and other liabilities ...............          1,761            1,746            1,650
Minority interests in equity of consolidated entities .....            758              726              680

Stockholders' equity ......................................          6,519            6,343            6,209
                                                                 ---------        ---------        ---------

                                                                 $  21,332        $  21,179        $  21,063
                                                                 =========        =========        =========

Current ratio .............................................           1.38             1.51             1.52
Ratio of debt to debt plus common and minority equity .....           53.2%            55.1%            55.8%
Shares outstanding (thousands) ............................        482,860          482,095          490,718

                                    HCA INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2004 AND 2003
                              (Dollars in millions)


                                                                                           2004          2003
                                                                                          -------      -------
Cash flows from operating activities:
    Net income ......................................................................     $   924      $ 1,015
    Adjustments to reconcile net income to net cash provided by operating activities:
          Provision for doubtful accounts ...........................................       2,043        1,571
          Depreciation and amortization .............................................         932          822
          Income taxes ..............................................................         362          221
          Gains on sales of facilities ..............................................          --          (85)
          Impairment of long-lived assets ...........................................          12          130
          Payment to Federal government .............................................          --         (930)
          Change in operating assets and liabilities ................................      (1,855)      (1,477)
          Other .....................................................................          92           93
                                                                                          -------      -------

             Net cash provided by operating activities ..............................       2,510        1,360
                                                                                          -------      -------

Cash flows from investing activities:
    Purchase of property and equipment ..............................................      (1,125)      (1,318)
    Acquisitions of hospitals and health care entities ..............................         (49)        (895)
    Disposition of hospitals and health care entities ...............................          31          152
    Change in investments ...........................................................        (155)        (236)
    Other ...........................................................................           1           (1)
                                                                                          -------      -------

             Net cash used in investing activities ..................................      (1,297)      (2,298)
                                                                                          -------      -------


Cash flows from financing activities:
    Issuance of long-term debt ......................................................         519        1,020
    Net change in revolving bank credit facility ....................................        (510)       1,065
    Repayment of long-term debt .....................................................        (443)        (418)
    Payment of cash dividends .......................................................        (134)         (30)
    Repurchases of common stock .....................................................        (600)        (751)
    Issuances of common stock .......................................................         152           86
    Other ...........................................................................         (12)         (13)
                                                                                          -------      -------

             Net cash (used in) provided by financing activities ....................      (1,028)         959
                                                                                          -------      -------


Change in cash and cash equivalents .................................................         185           21
Cash and cash equivalents at beginning of period ....................................         115          161
                                                                                          -------      -------


Cash and cash equivalents at end of period ..........................................     $   300      $   182
                                                                                          =======      =======

Interest payments ...................................................................     $   375      $   319
Income tax payments, net of refunds .................................................     $   205      $   417

                                    HCA INC.
                              OPERATING STATISTICS

                                                                                        FOR THE NINE MONTHS
                                                         THIRD QUARTER                   ENDED SEPTEMBER 30,
                                                    --------------------------        -------------------------
                                                      2004             2003             2004            2003
                                                    ---------        ---------        ---------       ---------
CONSOLIDATED HOSPITALS:

       Number of Hospitals                                183              183              183             183
       Weighted Average Licensed Beds                  42,030           42,098           41,975          41,419
       Licensed Beds at End of Period                  42,044           41,997           42,044          41,997

    REPORTED:
       Admissions                                     410,800          407,700        1,251,600       1,221,200
             % Change                                    0.8%                              2.5%
       Equivalent Admissions                          613,100          606,200        1,849,900       1,798,800
             % Change                                    1.1%                              2.8%
       Revenue per Equivalent Admission               $ 9,448          $ 9,025          $ 9,494         $ 9,012
             % Change                                    4.7%                              5.3%
       Inpatient Revenue per Admission                $ 8,604          $ 8,146          $ 8,614         $ 8,182
             % Change                                    5.6%                              5.3%

       Patient Days                                 2,014,800        2,001,800        6,221,800       6,049,200
       Equivalent Patient Days                      3,007,400        2,976,900        9,195,900       8,910,500

       Emergency Room Visits                        1,320,900        1,294,900        3,927,400       3,792,000
             % Change                                    2.0%                              3.6%

       Outpatient Revenues as a
           Percentage of Patient Revenues               38.0%            38.1%            37.7%           37.2%

       Average Length of Stay                             4.9              4.9              5.0             5.0

       Occupancy                                        52.1%            51.7%            54.1%           53.5%
       Equivalent Occupancy                             77.7%            76.8%            80.0%           78.8%

    SAME FACILITY:
       Admissions                                     408,300          404,500        1,194,000       1,178,300
             % Change                                    0.9%                              1.3%
       Equivalent Admissions                          608,300          600,700        1,760,000       1,731,000
             % Change                                    1.3%                              1.7%
       Revenue per Equivalent Admission               $ 9,434          $ 9,024          $ 9,511         $ 9,001
             % Change                                    4.5%                              5.7%
       Inpatient Revenue per Admission                $ 8,606          $ 8,177          $ 8,741         $ 8,280
             % Change                                    5.2%                              5.6%

       Emergency Room Visits                        1,303,200        1,279,400        3,726,100       3,646,800
             % Change                                    1.9%                              2.2%

NUMBER OF CONSOLIDATED AND
NON-CONSOLIDATED (50/50 EQUITY
JOINT VENTURES) HOSPITALS:

       Consolidated                                       183              183              183             183
       Non-Consolidated (50/50 Equity
           Joint Ventures)                                  7                7                7               7
                                                    ---------        ---------        ---------       ---------

       Total Number of Hospitals                          190              190              190             190
                                                    =========        =========        =========       =========





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